Exhibit 99.1

                     CardioDynamics Reports 25th Consecutive
     Quarter of Year-Over-Year Quarterly Revenue Growth and 42% Increase in
                            Third Quarter 2004 Sales

           SAN DIEGO--(BUSINESS WIRE)--Sept. 22, 2004--

              Company Increases Field Associates and Adds
                        National Sales Partners

           CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ(R) noninvasive cardiac function monitoring systems, today reported its 25th consecutive quarter of year-over-year quarterly sales growth and a 42% increase in third quarter 2004 sales over the same period last year.

           Third Quarter 2004 Results:

           Net sales for the third quarter 2004 were $11.1 million, an increase of 42% over net sales of $7.8 million for the same period last year. The Company recorded net income of $992,000, or $0.02 per diluted share, a 19% increase, compared with net income of $833,000, or $0.02 per diluted share reported in third quarter 2003. For the nine months ended August 31, 2004, net sales were $29.4 million, an increase of 37%, and net income was $2.7 million ($0.05 per diluted share), an increase of 85% compared, to $1.5 million ($0.03 per diluted share), for the same period in 2003. Net income during the quarter was effected by increased investment in additional sales and clinical personnel, regulatory compliance costs associated with Sarbanes-Oxley, and expenses attributable to the design and future launch of the BioZ Dx, the Company's co-developed product with Philips Medical Systems.

           Operating Highlights:

           During third quarter 2004, shipments of ICG devices totaled 284 units, including 236 ICG monitors, an increase of 21% over third quarter 2003, and 48 ICG modules. Included in shipments for the quarter were eight Medis ICG monitors and 14 BioZ systems under the Company's rental and guarantee programs. The total number of ICG systems and modules sold to date is now over 4,700 (including 117 cumulative Medis units). Currently, field associates total 79 people, including 50 U.S. territory managers and 19 clinical application specialists.
           Combined ICG and electrocardiograph (ECG) sensor revenue was $4.1 million, representing 37% of total net sales in the third quarter
2004. During the quarter, Vermed contributed $2.4 million to net sales. ICG sensor revenue for the third quarter 2004 was $1.7 million
(20% of total ICG net sales), an increase of 16%, compared to $1.5 million (19% of total ICG net sales) in the same quarter 2003.
           Operating cash flow for third quarter 2004 was a record $1.7 million, an increase of 162% or $1.0 million, compared to $637,000 in the same quarter 2003. For the nine months ended August 31, 2004, operating cash flow was $3.6 million, an increase of 206% or $2.4 million, compared to $1.2 million for the same nine-month period in 2003. The Company ended the third quarter 2004 with $7.1 million in cash and paid down its bank term loan by over $1 million during the quarter.
           Gross margin for the third quarter 2004 was 69%, of which the ICG business was 75% and Vermed was 45%. This compares to 77% for ICG business in the same quarter last year. The decrease in overall gross margin was the result of lower gross margins associated with Vermed's
ECG sensor products and an increase in lower-priced U.S. and international distributor business. The Company is currently piloting two new sales partnership programs with the Caligor division of Henry
Schein and Physician Sales & Service, Inc. (PSS).

           CEO Comments and Outlook:

           "The third quarter was one of investment for CardioDynamics," stated Michael K. Perry, Chief Executive Officer. "In addition to growing the number of territory managers to a record level, we significantly increased the number of clinical application specialists by 36% over the previous quarter. We believe this investment will improve productivity by allowing our territory sales managers to focus on new system sales, as our clinical team drives recurring revenue growth through support of our expanding customer base."
           Perry added, "We enter the fourth quarter 2004 with a strong sales and clinical force armed with the multi-center PREDICT study results demonstrating ICG as the most powerful predictor of heart failure outcomes. We look forward to the initial launch of the BioZ Dx, our co-developed product with Philips, and manufacturing of our ICG sensors at Vermed. We believe these strategic initiatives will contribute appreciably to our operating performance in fiscal 2005. In the coming months, we intend to build additional awareness for our ICG technology, accelerate revenue growth, and improve ICG sensor margins.
With over 2.7 million patients monitored, we are fundamentally changing the way cardiovascular medicine is practiced around the world."

           Conference Call Information:

           Michael K. Perry, Chief Executive Officer, will host a summary of CardioDynamics' third quarter 2004 results in a conference call today at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359
(Code 7784). International participants can call 973-528-0008 (Code
7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed at http://www.irconnect.com/primecast/04/q3/cdic_3q2004.html.

           About CardioDynamics:

           CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems.
For additional information, please refer to the company's Web site at www.cdic.com.

           Forward-Looking (Safe Harbor) Statement:

           Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, timing of product releases, accelerating revenue growth, sales force productivity, building ICG awareness, and improving ICG sensor margins, the accuracy of which is necessarily subject to uncertainties and risk,s including the Company's sole dependence on the BioZ product line and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

               CardioDynamics International Corporation
----------------------------------------------------------------------

Consolidated
 Operational Results(a)
--------------------
                      Three Months Ended       Nine Months Ended
                           August 31,               August 31,
                    ------------------------ -------------------------
                         2004        2003         2004         2003
                    ------------ ----------- ------------ ------------

 Net Sales          $11,075,000  $7,808,000  $29,360,000  $21,478,000
 Cost of Sales        3,475,000   1,768,000    8,210,000    5,072,000
                    ------------ ----------- ------------ ------------
 Gross Margin         7,600,000   6,040,000   21,150,000   16,406,000
 Research and
  Development         1,036,000     782,000    3,094,000    2,302,000
 Selling and
  Marketing           4,490,000   3,935,000   12,796,000   11,286,000
 General and
  Administrative        887,000     528,000    2,226,000    1,506,000
 Amortization of
  Intangible Assets     128,000           -      206,000            -
                    ------------ ----------- ------------ ------------
 Income from
  Operations          1,059,000     795,000    2,828,000    1,312,000
 Other Income, net       22,000     102,000      143,000      267,000
 Provision for
  Income Taxes          (67,000)    (64,000)    (238,000)    (112,000)
 Minority Interest      (22,000)          -      (22,000)           -
                    ------------ ----------- ------------ ------------
 Net Income            $992,000    $833,000   $2,711,000   $1,467,000
                    ============ =========== ============ ============
 Net Income per
  Common Share,
   - Basic                $0.02       $0.02        $0.06        $0.03
                    ============ =========== ============ ============

  - Diluted               $0.02       $0.02        $0.05        $0.03
                    ============ =========== ============ ============
 Weighted-Average
  Number of Shares
  Used in Per Share
  Calculation:
   - Basic           48,022,000  46,202,000   47,325,000   46,190,000
                    ============ =========== ============ ============

   - Diluted         50,069,000  47,562,000   49,975,000   47,296,000
                    ============ =========== ============ ============


Selected Consolidated Balance
 Sheet Data(a)                     August 31,  November 30,
--------------------------------     2004        2003         Change
                                 ----------- ------------ ------------
 Cash and Short-term
  Investments                    $7,083,000   $9,345,000        (24%)
 Accounts
  Receivable, net                10,393,000    9,560,000          9%
 Inventory, net                   4,656,000    3,163,000         47%
 Current Assets                  24,437,000   24,113,000          1%
 Long-term Assets                21,967,000    2,535,000        767%
 Total Assets                    46,404,000   26,648,000         74%
 Current Liabilities              6,750,000    2,909,000        132%
 Long-term
  Liabilities                     5,550,000      719,000        672%
 Total Liabilities               12,300,000    3,628,000        239%
 Minority Interest                   91,000            -        100%
 Shareholders'
  Equity                         34,013,000   23,020,000         48%



           (a) The foregoing results are unaudited and remain subject to completion of the quarterly review by the Company's independent auditors. These results may be subject to adjustments as result of such review; however, at this time the company does not expect such adjustments, if any, to have a material adverse effect on the company's results of operation.


    CONTACT: CardioDynamics
             Investor Relations
             Bonnie Ortega, 800-778-4825, Ext. 1005
             bortega@cardiodynamics.com
                 or
             Media Relations
             Irene Paigah, 800-778-4825, Ext. 1012
             ipaigah@cardiodynamics.com